Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES

ELECTION OF A NEW DIRECTOR

Milwaukee, January 26, 2011/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG):

Briggs & Stratton Corporation today announced that its Board of Directors has unanimously elected Patricia L. Kampling as a director of the company effective upon conclusion of the board meeting held today. Ms. Kampling succeeds David L. Burner, who retired as a director today.

Ms. Kampling will serve as a member of the class of directors whose terms of office expire in 2013, filling the vacancy created by the retirement of David L. Burner. Ms. Kampling is Executive Vice President and Chief Financial Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company located in Madison, Wisconsin that provides electricity and natural gas service.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. The Company’s products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333 (BGG)